Press Release                     Source:   National Healthcare Technology, Inc

National Healthcare Technology, Inc. Announcing a Name Change and Entering into the Oil and Gas Industry

San Diego, California, April 4, 2006 (BUSINESS WIRE) -- National Healthcare Technology, Inc. (OTC BB: NHCT), announced today that it is entering into the North American oil and gas industry. The company will change its name to National Energy Group, Inc and plans to acquire producing oil and gas assets and proven developable fields.

The Company is changing its direction to the oil and gas markets because it believes that this will improve its prospects for success due to both the current and expected future positive market conditions. Further it expects to exploit the valuable contacts, industry expertise and business opportunities it plans to derive from Summitt Oil and Gas, Inc., an industry experienced consulting resource. As a result of this focus into the energy sector, the Board of Directors has decided to discontinue its activities in coatings and veneers and sell ES3 Liquid Stone Surfaces, Inc as described below.

The Company is currently engaged in the review of several oil and gas business opportunities and expects to complete the acquisition of suitable prospects on or about April 15, 2006. The Company also intends to raise a $5,000.000 drilling fund in the near future as well as open an office in Dallas, Texas.

Mr. Lyndon James, the President and Chief Executive Officer said "The management of National Energy Group, Inc is primed and ready to build a profitable portfolio of oil and gas assets in the near term."

National Energy Group, Inc will utilize 3-D seismic technology to evaluate oil and gas prospects and is engaging in both internal and external evaluation of oil and gas properties. The company intends to acquire its own drilling rigs for exploration

Safe Harbor Act Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend" "anticipate," "estimate," "project," or similar expressions. These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors which may or may not be in the company's control.

Contact:
Frank Layton
949-510-8742
flayton@cox.net